Exhibit 99.1
Sonos Appoints Chris Shackelton to Board of Directors

Santa Barbara, CA – Jul 29, 2026 - Sonos, Inc. (Nasdaq: SONO) today announced the appointment of Chris Shackelton to its Board of Directors, effective July 28, 2026. The appointment is the latest step in the evolution of the Sonos Board, which has recently added directors with targeted expertise in areas central to the company. As Sonos enters its next chapter, Mr. Shackelton adds the perspective of a long-term investor, with experience across strategy, financial markets, and capital allocation.

“Chris brings a deep and valuable perspective on our business, and extensive experience as a public market investor and public company director,” said Julius Genachowski, Chair of the Sonos Board of Directors. “He’s built a strong relationship with us over the past four years, and we’re pleased to strengthen our board with a director of his caliber and a shared focus on creating value for shareholders.”

"Over the past year and a half, we've been building a board suited to where we're taking Sonos, adding leaders with deep expertise across AI, product, hardware, public-company leadership, and finance," said Tom Conrad, Chief Executive Officer of Sonos. "Adding Chris is a natural step. I've gotten to know him well over my time as CEO, and he brings the thoughtful viewpoint of an investor who sees the opportunity in this business the way we do. I look forward to his partnership as we execute on our strategy."

Chris Shackelton is a Co-Founder and Managing Partner of Coliseum Capital Management. He currently serves on the Board of Directors of Universal Technical Institute. Previously, he served as a director of Rural/Metro Corp., Interstate Hotels & Resorts, Inc., Advanced Emissions Solutions, Inc., LHC Group, ModivCare Inc., BioScrip, Inc., Medalogix LLC, Lazydays Holdings Inc., and Gildan Activewear Inc.

"It's an honor to join the Sonos Board," said Mr. Shackelton. "We've been shareholders for many years, and I believe the opportunity ahead is bigger than it’s ever been. I fully support the company’s strategy and the team. With a healthy balance sheet and strong cash flow potential, there are multiple strategic and capital allocation pathways to drive compelling returns for shareholders. I look forward to partnering with Tom, Julius, and the Board to build durable, long-term value."

About Sonos
Sonos (Nasdaq: SONO) is a leading audio company dedicated to elevating life through sound. Sonos has built a connected system that brings together all the sounds people love, from music and movies to stories and conversations. Its portfolio of home theater speakers, components, plug-in and portable speakers, and headphones grows more powerful with every room and device added. Trusted by more than 17 million households in over 60 countries, Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

Investor Contact
James Baglanis
IR@sonos.com

Press Contact
PR@sonos.com

Source: Sonos